Final Term Sheet
Filed Pursuant to Rule 433
Registration Statement No. 333-145063
March 13, 2008
PPG Industries, Inc.
$600,000,000 5.75% Notes due 2013
$700,000,000 6.65% Notes due 2018
$250,000,000 7.70% Notes due 2038

Issuer:	PPG Industries, Inc.

Title of Securities:	$600,000,000 5.75% Notes due 2013	$700,000,000 6.65% Notes due 2018	$250,000,000 7.70% Notes due 2038

Long-term Debt Ratings:	Moody’s: A3 (stable) / S&P: A- (negative)

Format:	SEC Registered (No. 333-145063)

Aggregate Principal Amount Offered:	$600,000,000	$700,000,000	$250,000,000

Trade Date:	March 13, 2008	March 13, 2008	March 13, 2008

Settlement Date (T+3):	March 18, 2008	March 18, 2008	March 18, 2008

Maturity Date:	March 15, 2013	March 15, 2018	March 15, 2038

Price to Public:	99.949%	99.950%	99.433%

Coupon:	5.75%	6.65%	7.70%

Yield to Maturity:	5.762%	6.657%	7.749%

Spread to Benchmark Treasury:	T + 325 bps	T + 312.5 bps	T + 330 bps

Benchmark Treasury:	2.75% UST due 2/13	3.50% UST due 2/18	5.00% UST due 5/37

Benchmark Treasury Yield:	2.512%	3.532%	4.449%

Gross Spread:	0.60%	0.65%	0.875%

Net Proceeds to the Issuer:	$596,094,000	$695,100,000	$246,395,000

Interest Payment Dates:	March 15 and September 15, commencing on September 15, 2008	March 15 and September 15, commencing on September 15, 2008	March 15 and September 15, commencing on September 15, 2008

Make-Whole Call:	The greater of par or make-whole at Treasury Rate plus 50 bps	The greater of par or make-whole at Treasury Rate plus 50 bps	The greater of par or make-whole at Treasury Rate plus 50 bps

CUSIP:	693506BA4	693506BB2	693506BC0

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Senior Co-Manager:	Mitsubishi UFJ Securities International plc

Co-Managers:	Banca IMI S.p.A. BNP Paribas Securities Corp. BNY Capital Markets HSBC Bank plc PNC Capital Markets LLC Santander Investment Securities Inc. SG Americas Securities, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Deutsche Bank Securities Inc. toll free at 1‑800-503-4611, J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.